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                                                                    Exhibit 10.1
C.H. Robinson Company [Letterhead]

April 5, 1996





________
Office

Dear _____,

          CENTRAL OFFICE MANAGEMENT INCENTIVE PROGRAM (C. O. M. I. P.)
          ------------------------------------------------------------

I am pleased to advise you, that you have been selected to participate in the Central Office Management Incentive Program recently authorized by the Compensation Committee. The program will be operating during 1996 and will run for a period of three calendar years (1996 - 1997 - 1998).

You have been awarded ________ units in this program. The Committee felt that a program of this nature, which is outlined below, will be a motivation to you, personally, to give the dedication required to help create and build a bigger and a more profitable C. H. Robinson, Inc., (the "Company"). The rewards will be earned exclusively by total Company results and will be paid in C. H. Robinson, Inc. stock, as outlined below.

                                PROGRAM OUTLINE
                               ----------------

          1. The program will run for a three calendar year period, commencing January 1, 1996. The Committee would expect that such a program would continue, if successful, after the three year period; however, in no way should this be interpreted to commit the Company or the Committee to continue.

          2. The units allocated to you above will remain the same for the three year period.

          3. If an individual leaves the Company for any reason, the units awarded that individual will return to the Company and at the discretion of the Compensation Committee may or may not be reallocated for the remaining years of the program.

          4. Payments of the amounts earned will be paid in restricted C. H. Robinson, Inc. stock. No profit sharing will be paid on any such stock earned under this program.

          5. Stock will be valued at December 31st of the year to which such stock award relates.

          The fund shall be based on the consolidated adjusted gross net profit
     of   C. H. Robinson, Inc., and the determination thereof by the
     Compensation Committee shall be final and binding on all parties. Adjusted gross net profit is defined as profits before
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     federal and state income taxes, profit sharing and this incentive program;
     provided, however, that the foregoing computation of profits shall eliminate, and shall not take into account, any deduction or amortization on account of any goodwill, going concern value, covenants not to compete or any other similar or related intangible, but only to the extent that any of the foregoing items arise out of, or on account of, any acquisition of any business by the Company taking place at any time on or after December 31, 1989. There is no set maximum potential annual contribution. A contribution shall be based on the adjusted gross net profit in excess of the preceding year's adjusted gross net profit less $1,200,000.00. Therefore, if the adjusted gross net profit for 1989 was $29,000,000.00; less $1,200,000.00, the adjusted base would be $27,800,000.00. This base would then apply for the year 1990. In 1991 the base would be the 1990 adjusted gross net profits less $1,200,000.00. 15% of the adjusted gross net profits in excess of the base as calculated above shall be set aside for shareholders equity.


     EXAMPLE

     1990 Adjusted Gross Net                                        $35,000,000
     1989 Adjusted Gross Net                $29,000,000
                      Less:                   1,200,000
                                            -----------

     Adjusted Gross Net: 1989 Base                                  $27,800,000
                                                                    -----------
                                                                      7,200,000
     Less 15% for Shareholders                                        1,080,000
                                                                    -----------
     Increase available for participants                              6,120,000
                      Accrual Rate (15%)                                    .15
                                                                    -----------
                                                                    $   918,000

     The $918,000.00 would be divided by the total number of units outstanding to determine the per unit value. In 1991, we would then take the adjusted gross net profit for 1990 which for this example, was $35,000,000 less $1,200,000 or $33,800,000 which would be the new base for 1991.

     Amounts earned will be payable in restricted C. H. Robinson, Inc. stock, which will vest as described below.

     7. Restricted Stock Award

               A. The restricted C. H. Robinson, Inc. stock which may be paid hereunder may not be sold, exchanged, assigned, transferred, discounted, pledged or otherwise disposed of during the restricted period as hereinafter defined. Any disposition or attempted disposition of such restricted C. H. Robinson, Inc. stock during the restricted period shall result in the immediate forfeiture to the Company of such restricted stock.

               B. Your right to have restricted stock released from the foregoing restriction, and not be subject to forfeiture to the Company without any payment in exchange therefor, shall accrue if and only if at all times from the date hereof until the date that you reach age 65, the restricted period, you continue to remain employed by the Company. In the event that your employment with the Company is terminated for any reason before the end of the restricted period, the date upon which you reach age 65 you will automatically forfeit all right to such restricted stock, and such restricted stock shall immediately revert to the Company without any liability or obligation by the Company to make any payment to you whatsoever.
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               C. If, upon your retirement for any reason you are employed or perform a service that is determined to be in direct competition with
          C. H. Robinson, Inc. or its subsidiaries or if you disclose any confidential information or trade secrets of C. H. Robinson, Inc. or its subsidiaries, you will immediately and automatically forfeit all such restricted stock.

               All restricted stock provided for herein, even after the forfeiture restrictions lapse and the stock is otherwise vested, shall in all cases remain subject to the regular stock repurchase rights of the Company. Further, the Company guarantees to repurchase pursuant to the foregoing stock repurchase rights up to (i) 50% of the stock which is vested in accordance with paragraph 7B hereof or (ii) an amount of stock which results in sales proceeds to you equal to the maximum marginal statutory individual federal/state income tax rate times the amount of ordinary income you realized on account of such vesting, whichever is higher.

          8. As described above, the restricted stock may not be sold or pledged during the restricted period. You shall, however, receive any dividends paid during the restricted period. Dividends are compensation income, taxed as other compensation and subject to withholding by C.H.Robinson, Inc. You shall vote these shares the same as if you had unrestricted ownership.

The Committee is enthusiastic about this program as it feels that the more incentives it can provide each management person, the more vitally and personally interested and involved this person will be in making C. H. Robinson a bigger and better company.

Yours very truly,

COMPENSATION COMMITTEE



D. R. (Sid) Verdoorn

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C.H. Robinson Company [Letterhead]

April 5, 1996



________________
Central Office



                  CENTRAL OFFICE MANAGEMENT INCENTIVE PROGRAM
                (C.O.M.I.P.) - DEFERRED COMPENSATION AGREEMENT

I am pleased to advise you that in connection with your selection to participate in the C. H. Robinson, Inc., (the "Company"), Central Office Management Incentive Program, as set forth in your C.O.M.I.P. award dated April 5, 1996, you are also hereby awarded a right to receive deferred compensation under the limited circumstances set forth below:

     1. In the event of your early termination prior to age 65, as referred to in your C.O.M.I.P. award dated April 5, 1996, by reason of death, permanent disability or earlier retirement with consent of the Company (which consent may be withheld in the sole and absolute discretion of the Company), the Company (in recognition of your potential right to have received the restricted stock) will pay to you, your estate or personal representative, as the case may be, deferred compensation equal to the total book value per share of all restricted stock forfeited as a result of such early termination, determined as of the close of the calendar month immediately preceding the calendar month in which such early termination occurs or is effective. Such book value shall be determined by the Company's treasurer in his sole discretion and shall be binding on all interested parties. The aggregate sum of such deferred compensation will then be paid by the Company over a period of years which is not less than five (5) years and which is not more than ten (10) years, as the Company in its sole discretion shall determine.

Installment payments of such sum shall be made at the end of each calendar quarter in equal quarterly amounts (except for an adjusted amount in the first and last quarterly payments) and shall include an amount equivalent to interest on the principal from time to time remaining unpaid, commencing as of the first day of the calendar month following the occurence of the event of early termination and at a rate equal to the yield payable on or with respect to Treasury bills or notes, as of the date of the first payment hereunder, having a term or maturity date comparable to the term of years being used for the payments hereunder, as determined by the Company's Treasurer.
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     2. If you become a competitor as outlined in paragraph 7C of your
C.O.M.I.P. award after you have begun to receive such deferred compensation, the deferred compensation then ceases immediately. If you become a competitor within three (3) years of your termination, all deferred payments paid to you must be repaid to the Company. After three years all payments will cease but you are not required to repay funds already received.

Yours very truly,

COMPENSATION COMMITTEE



D. R. (Sid) Verdoorn